Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Nuburu, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Equity	Common stock, par value $0.0001 per share	457(c)	30,000,000(1)	$0.1695(2)	$5,085,000	0.00015310	$778.51

Carry Forward Securities
N/A	N/A	N/A	N/A	N/A	N/A			N/A	N/A	N/A	N/A
			Fees Previously Paid				N/A

			Total Offering Amounts		$5,085,000		$778.51

			Total Fees Previously Paid				N/A

			Total Fee Offsets				N/A

			Net Fee Due				$778.51

(1)
Represents up to 30,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Nuburu, Inc. (“Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus contained in the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)
Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the NYSE American on August 25, 2025, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.